Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

DIRECT DIAL NUMBER	E-MAIL ADDRESS

September 6, 2016

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

We have acted as counsel to Dell Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of (i) up to 500,000 shares of common stock, par value $0.01 per share, designated as Class V Common Stock and (ii) up to 75,000,000 shares of common stock, par value $0.01 per share, designated as Class C Common Stock (collectively, the “Shares”), which may be issued by the Company pursuant to the Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and restated (the “Plan”).

We have examined the Registration Statement and the Fourth Amended and Restated Certificate of Incorporation of the Company and the Plan, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, prior to the issuance of any of the Shares, the Fourth Amended and Restated Certificate of Incorporation of the Company will become effective in the form filed by the Company as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable upon their issuance and delivery in accordance with the Plan.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP